Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2013-05

RAI delivers strong first-quarter results;

Company reaffirms full-year EPS guidance

WINSTON-SALEM, N.C. – April 23, 2013

First Quarter 2013 – At a Glance

•	Adjusted EPS: First quarter at $0.72, up 14.3 percent from prior-year quarter

•	Excludes 2013 Master Settlement Agreement (MSA) payment credit for 2012 volume year and other special items*

•	Reported EPS: First quarter at $0.92, up 95.7 percent

•	RAI adjusted margin grows to 36.6 percent

•	RAI reaffirms 2013 guidance: Adjusted EPS range of $3.15 to $3.30

•	Excludes 2013 MSA payment credit and other special items*

•	Key-brand market share gains:

•	Camel share up 0.1 pts. at 8.5 percent

•	Pall Mall share up 0.5 pts. at 9.0 percent

•	Grizzly share up 1.1 pts. at 29.8 percent

•	Natural American Spirit share up 0.2 pts. at 1.3 percent

*	Special items are detailed in Schedule 2 and include 2013 implementation cost, 2012 restructuring charge, and charges for Engle progeny cases for both periods.

All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced first-quarter 2013 adjusted EPS of $0.72, up 14.3 percent from the prior-year quarter, as higher pricing and lower MSA expense more than offset cigarette volume declines and additional investments in innovations and brand-equity building. Adjusted EPS excludes $0.21 for the 2013 MSA payment credit and $0.01 for implementation cost.

RAI reaffirmed 2013 adjusted EPS guidance in the range of $3.15 to $3.30, up 6 percent to 11 percent from 2012’s adjusted EPS of $2.97. This guidance excludes the above-referenced 2013 MSA payment credit and implementation cost.

First-Quarter 2013 Financial Results – Highlights (unaudited) (all dollars in millions, except per-share amounts; for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)
	For the Three Months Ended March 31
	2013	2012	% Change
Net sales	$1,883	$1,933	(2.6)%

Operating income
Reported (GAAP)	$887	$486	82.5%
Adjusted (Non-GAAP)	690	636	8.5%

Net income
Reported (GAAP)	$508	$270	88.1%
Adjusted (Non-GAAP)	398	364	9.3%

Net income per diluted share
Reported (GAAP)	$0.92	$0.47	95.7%
Adjusted (Non-GAAP)	0.72	0.63	14.3%

MANAGEMENT’S PERSPECTIVE

Overview

“The first quarter reflected strong growth in RAI’s earnings and margins, and I’m particularly pleased to report that our operating companies’ four key brands performed extremely well in the competitive marketplace,” said Daniel M. Delen, president and chief executive officer.

In addition to gains in market share, all of RAI’s reportable business segments – RJR Tobacco, American Snuff and Santa Fe – generated higher first-quarter operating income and margin. Delen noted that RJR Tobacco benefitted from the partial resolution of the Master Settlement Agreement (MSA) NPM disputes.

“Overall, the external environment remained challenging,” Delen said. “Industry cigarette volumes were negatively impacted by higher energy prices, the expiration of the payroll-tax holiday and fewer shipping days,” he said. “However, our operating companies’ initiatives to strengthen the equity of their key brands are paying off, and this is helping to carve out new areas of growth in their traditional tobacco businesses.”

Investment in innovative new products to meet the changing preferences of adult tobacco consumers continued in the quarter, and these investments will increase as the company moves through the year.

Delen said that R.J. Reynolds Vapor Company is making great progress on the development of its highly differentiated Vuse e-cigarette. “You’ll be hearing more about Vuse’s exciting expansion plans soon,” he said. Delen also noted that Niconovum USA’s Zonnic nicotine replacement therapy gum has been generating valuable feedback since it went into its first market of Des Moines, Iowa, late last year.

Delen said that RAI’s operating companies have consistently demonstrated their ability to manage through difficult environments, while remaining focused on productivity improvements and building their platforms for sustainable growth.

“As a result of this performance, and taking into account the challenges and opportunities that lie ahead this year, RAI today reaffirmed full-year adjusted EPS growth in the range of 6 percent to 11 percent over 2012’s adjusted results,” Delen said.

This guidance excludes the credit against the April 2013 MSA payment and other special items as detailed in Schedule 2.

RJR Tobacco

RJR Tobacco’s first-quarter adjusted operating income increased 9.2 percent from the prior-year quarter, to $563 million, as higher pricing, productivity gains and the favorable impact of the partial resolution of the MSA NPM disputes more than offset declines in cigarette volume. Adjusted results exclude the 2013 MSA payment credit of $202 million, as well as charges of $4 million for implementation cost and $3 million for Engle progeny cases.

RJR Tobacco’s first-quarter adjusted operating margin increased 4.4 percentage points to 36.0 percent, again reflecting the company’s ongoing balance between profitability and market share.

Higher gas prices and the expiration of the payroll-tax holiday reduced consumers’ disposable income in the first quarter. These factors, combined with two fewer shipping days, negatively impacted the company’s cigarette volumes. Wholesale cigarette inventories remained relatively stable.

RJR Tobacco’s first-quarter cigarette shipments declined 8.7 percent from the prior-year quarter, while industry volume declined 6.2 percent. However, after adjusting for the two fewer shipping days, RJR Tobacco estimates its volume declined by about 5.6 percent.

The company’s total first-quarter cigarette market share declined 0.6 percentage points from the prior-year quarter, to 26.1 percent. This decline was driven by the company’s Doral value brand, which was down 0.5 percentage points.

Camel and Pall Mall, RJR Tobacco’s growth brands, performed extremely well in the first quarter, given significant competitive activity. Their combined market share increased 0.6 percentage points from the prior-year quarter, to 17.5 percent. These brands now represent more than two-thirds of the company’s total market share.

Strong consumer interest in Camel’s innovative premium menthol styles drove an increase of 0.1 percentage points in the brand’s first-quarter market share, to 8.5 percent. These menthol styles increased their first-quarter market share by 0.5 percentage points from the prior-year quarter, to 3.3 percent, and now account for almost 40 percent of Camel’s total share.

Camel SNUS continued to lead the growing U.S. snus category with a share of nearly 80 percent in the first quarter. Camel SNUS introduced Fresh Seal packaging in February, helping to keep this premium product fresh and flavorful without refrigeration, from the first pouch to the last.

Pall Mall, RJR Tobacco’s other growth brand, made a strong start to the year, gaining 0.5 percentage points in the first quarter, to 9.0 percent, despite continued competitive pressure. The recent expansion of its menthol portfolio is providing incremental growth to the brand.

American Snuff

American Snuff’s first-quarter operating income increased 10.3 percent from the prior-year quarter, to $93 million, driven by continued strong performance in the company’s flagship Grizzly brand.

The company’s first-quarter operating margin benefited from higher moist-snuff volume and pricing, increasing 2.5 percentage points from the prior-year quarter, to 55.7 percent.

American Snuff’s first-quarter moist-snuff volume increased 1.1 percent from the prior-year quarter, while the company’s moist-snuff market share increased 0.8 percentage points, to 33.0 percent.

Grizzly, the nation’s best-selling moist-snuff brand, increased first-quarter shipment volume by 2.1 percent. This performance was negatively impacted by two fewer shipping days in the quarter and the timing of promotional shipments in the prior-year quarter. However, the brand’s market share continued to grow, gaining 1.1 percentage points, to 29.8 percent.

Grizzly’s pouch sales continued to be a performance highlight of the quarter, with shipments increasing by more than 30 percent.

Santa Fe

Santa Fe increased first-quarter adjusted operating income by 15.5 percent from the prior-year quarter, to $52 million, as the company’s undiscounted Natural American Spirit super-premium brand continued to build momentum on its 100 percent additive-free tobacco products and styles made with organic tobacco. Adjusted results exclude the 2013 MSA payment credit of $2 million.

The company’s first-quarter adjusted operating margin increased 0.2 percentage points from the prior-year quarter, to 45.2 percent.

Natural American Spirit again delivered substantial gains in the quarter. The brand’s volume rose by 14.7 percent compared with the prior-year quarter, and was up 16.6 percent when adjusted for the two fewer shipping days. The brand’s market share was up 0.2 percentage points from the prior-year quarter, at 1.3 percent.

FINANCIAL UPDATE

Reynolds American’s first-quarter adjusted EPS was $0.72, up 14.3 percent from the prior-year quarter on higher pricing, productivity improvements, the impact of the share repurchase program and lower MSA cost. Adjusted EPS excludes $0.21 for the 2013 MSA payment credit for the 2012 volume year and $0.01 for implementation cost.

On a reported basis, first-quarter EPS was $0.92, up 95.7 percent from the prior-year quarter.

RAI’s first-quarter adjusted operating margin increased 3.7 percentage points, to 36.6 percent.

RAI continued to make progress on its $2.5 billion share repurchase program during the quarter, purchasing 6.8 million shares for $300 million. That brought total repurchases under the program to 38.6 million shares for $1.6 billion.

The company ended the first quarter with $2.8 billion in cash balances. In mid-April, R.J. Reynolds satisfied its MSA obligation of $1.84 billion, which was reduced by a credit of $202 million from the partial resolution of the NPM disputes, resulting in a net payment of $1.64 billion. This payment included a deposit of approximately $460 million into the Disputed Payments Account, principally for the 2010 NPM Adjustment. Separately, the company deposited $419 million in the Disputed Payments Account for the 2006 NPM Adjustment, an amount that had been previously withheld.

RAI borrowed $500 million on April 10 under its previously announced term-loan agreement.

“I’m very pleased with the first quarter’s achievements by RAI and its operating companies, and this strong performance allows us to reaffirm our expectations for 2013 adjusted EPS in the range of $3.15 to $3.30,” said Thomas R. Adams, RAI’s chief financial officer.

This guidance excludes the credit against the April 2013 MSA payment and other special items as detailed in Schedule 2. Guidance also reflects significant investments to support expansion of the Vuse e-cigarette and other innovations, as well as initiatives that continue to build the equity of RAI’s operating companies’ four key brands.

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss first-quarter 2013 results at 9:00 a.m. Eastern Time on Tuesday, April 23, 2013. The call will be available live online on a listen-only basis. To register for the call, please go to http://www.reynoldsamerican.com/events.cfm. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

WEB DISCLOSURE

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

RISK FACTORS

Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks and uncertainties include:

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or prohibit mint or wintergreen as a flavor in smokeless tobacco products;

•

decreased sales resulting from the future issuance of “corrective communications” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•

various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the possibility of being required to pay various adverse judgments in the Engle progeny and/or other litigation;

•

the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of R.J. Reynolds’ smoke-free tobacco products) under the State Settlement Agreements;

•	the possibility that the Arbitration Panel’s Award reflecting the partial resolution of the NPM disputes will be vacated or otherwise modified;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in the businesses of RAI’s operating companies without negatively affecting financial or operating results;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and other commodities used in products;

•	the effect of market conditions on interest-rate risk, foreign currency exchange-rate risk and the return on corporate cash;

•	changes in the financial position or strength of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•

the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit ratings assigned to RAI, and to the senior unsecured long-term debt and the revolving credit facility of RAI;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions that may adversely affect manufacturing or other operations and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc. (B&W), RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement on July 30, 2014;

•	a termination of the governance agreement or certain provisions of it in accordance with its terms, including the limitations on B&W’s representation on RAI’s board and its board committees;

•	RAI’s shareholder rights plan (which, generally, will expire on July 30, 2014) not applying to British American Tobacco p.l.c. except in limited circumstances; and

•	the expiration of the non-competition agreement between RAI and BAT on July 30, 2014.

Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.

•

R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include many of the best-selling cigarettes in the U.S.: Camel, Pall Mall, Winston, Kool, Doral and Salem.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden under the Zonnic brand name.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit http://TransformingTobacco.com.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income—GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Net sales, external	$1,802	$1,856
Net sales, related party	81	77

Net sales	1,883	1,933
Cost of products sold	694	994
Selling, general and administrative expenses	301	298
Amortization expense	1	6
Restructuring charge	—	149

Operating income	887	486
Interest and debt expense	62	56
Interest income	(2)	(2)
Other (income) expense, net	(2)	3

Income from continuing operations before income taxes	829	429
Provision for income taxes	321	159

Net income	$508	$270

Basic net income per share	$0.92	$0.47

Diluted net income per share	$0.92	$0.47

Basic weighted average shares, in thousands	551,353	574,456

Diluted weighted average shares, in thousands	553,450	577,539

Segment data:
Net sales:
R.J. Reynolds	$1,558	$1,631
American Snuff	167	158
Santa Fe	115	100
All Other	43	44

	$1,883	$1,933

Operating income:
R.J. Reynolds	$758	$377
American Snuff	93	84
Santa Fe	54	45
All Other	(4)	8
Corporate	(14)	(28)

	$887	$486

Supplemental information:
Excise tax expense	$855	$923
Master Settlement Agreement and other state settlement expense	$268	$557
Federal tobacco buyout expense	$52	$56
FDA fees	$32	$30

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results

(Dollars in Millions)

(Unaudited)

RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended March 31,
	2013			2012
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$887	$508	$0.92	$486	$270	$0.47
The GAAP results include the following:
2013 MSA payment credit	(204)	(115)	(0.21)	—	—	—
Implementation costs	4	3	0.01	—	—	—
Engle Progeny cases	3	2	—	1	1	—
Restructuring charge	—	—	—	149	93	0.16

Total adjustments	(197)	(110)	(0.20)	150	94	0.16

Adjusted results	$690	$398	$0.72	$636	$364	$0.63

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	March 31,	Dec. 31,
	2013	2012
Assets
Cash and cash equivalents	$2,778	$2,502
Other current assets	2,251	2,310
Trademarks and other intangible assets, net	2,454	2,455
Goodwill	8,011	8,011
Other noncurrent assets	1,284	1,279

	$16,778	$16,557

Liabilities and shareholders’ equity
Tobacco settlement accruals	$2,757	$2,489
Other current liabilities	1,388	1,280
Long-term debt (less current maturities)	5,028	5,035
Deferred income taxes, net	482	461
Long-term retirement benefits (less current portion)	1,798	1,821
Other noncurrent liabilities	207	214
Shareholders’ equity	5,118	5,257

	$16,778	$16,557

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Operating Income by Segment

The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended March 31,
	2013			2012
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe
GAAP operating income	$758	$93	$54	$377	$84	$45
The GAAP results include the following:
2013 MSA payment credit	(202)	—	(2)
Implementation costs	4	—	—	—	—	—
Engle Progeny cases	3	—	—	1	—	—
Restructuring charge (1)	—	—	—	138	—	—

Total adjustments	(195)	—	(2)	139	—	—

Adjusted operating income	$563	$93	$52	$516	$84	$45

(1)	For the three months ended March 31, 2012, RAI and its operating companies recorded aggregate restructuring charges of $149 million, including $11 million in corporate costs.

Schedule 4

R.J. REYNOLDS CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):

	Three Months Ended
	Mar 31,		Change
	2013	2012	Units	%
Camel	4.8	5.1	(0.3)	-5.5%
Pall Mall	4.8	4.9	(0.1)	-2.0%

Total growth brands	9.6	10.0	(0.4)	-3.8%

Other	5.3	6.3	(1.0)	-16.4%

Total R.J. Reynolds domestic	14.9	16.3	(1.4)	-8.7%

Total premium	8.7	9.5	(0.9)	-9.1%
Total value	6.2	6.7	(0.5)	-8.1%
Premium/total mix	58.3%	58.5%	-0.3%

Industry	62.7	66.8	(4.1)	-6.2%
Premium	44.7	47.4	(2.7)	-5.8%
Value	18.1	19.4	(1.4)	-7.0%
Premium/total mix	71.2%	70.9%	0.3%

RETAIL SHARE OF MARKET:

	Three Months Ended
	Mar 31,
	2013	2012	Change
Camel	8.5%	8.4%	0.1
Pall Mall	9.0%	8.4%	0.5

Total growth brands	17.5%	16.9%	0.6

Other	8.6%	9.9%	(1.3)

Total R.J. Reynolds domestic	26.1%	26.7%	(0.6)

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Industry volume data based on information from Management Science Associates, Inc.

Retail shares of market are as reported by SymphonyIRI Group, Inc. and Capstone Research Inc.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended
	Mar 31,		Change
	2013	2012	Units	%
Grizzly	94.9	93.0	1.9	2.1%
Other	10.7	11.5	(0.8)	-6.9%

Total moist snuff cans	105.6	104.4	1.1	1.1%

RETAIL SHARE OF MARKET:

	Three Months Ended
	Mar 31,
	2013	2012	Change
Grizzly	29.8%	28.7%	1.1
Other	3.2%	3.5%	(0.3)

Total retail share of market	33.0%	32.2%	0.8

SANTA FE CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):

	Three Months Ended
	Mar 31,		Change
	2013	2012	Units	%
Natural American Spirit	0.7	0.6	0.1	14.7%

RETAIL SHARE OF MARKET:

	Three Months Ended
	Mar 31,
	2013	2012	Change
Natural American Spirit	1.3%	1.1%	0.2

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Retail shares of market are as reported by SymphonyIRI Group, Inc. and Capstone Research Inc.